Net Power Reports Fourth Quarter and Year End 2025 Results
and Provides Business Update

DURHAM, N.C.--(BUSINESS WIRE)—March 9, 2026--Net Power Inc. (NYSE: NPWR) (“Net Power” or the “Company”) today announced its financial and operational results for the fourth quarter and full year ended December 31, 2025.

“We continue to see high demand for clean baseload power into next decade, and we are excited to be making tangible progress towards the first operational natural gas power plus CCS project in the United States alongside strategic partners in Entropy and Oxy,” said Danny Rice, Chief Executive Officer of Net Power. “For now, the team continues to focus on obtaining a final investment decision by the second half of 2026, preserving our targeted commercial operations date in early 2029 for our first deployment. We look forward to updating you on our progress in the quarters to come.”

Key Business Updates:

Proceeded through diligence for strategic partnership with Entropy: Net Power and Entropy Inc. (“Entropy”), a global leader in proven carbon capture technology, continued through diligence work in anticipation of finalizing a joint development agreement for deployments in the United States. The Company and Entropy endeavor to obtain final approvals of definitive documents in Q2 2026. Entropy’s proprietary solvent is energy efficient and proven to reduce CO2 emissions from natural gas power sources.

Advanced Permian Basin clean firm power development: Net Power progressed its first clean firm power development at its original Project Permian site in west Texas, which will utilize Siemens A35 gas turbines packaged by RPS paired with Entropy’s proven post-combustion capture (PCC) technology. The initial deployment will now target 80MW of electrical output. Final investment decision (FID) for the initial deployment is expected in the second half of 2026 with targeted commercial operations by early 2029, which would make it the first commercial clean gas power project in the United States.

Maintained strong financial position: Ended the quarter with approximately $379 million in cash, cash equivalents, and investments.

Conference Call

Net Power will host a conference call to share fourth quarter and year end 2025 results and related matters beginning at 8:30 AM ET on Tuesday, March 10. To access the live audio webcast of the conference call, please visit Net Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).

An archived webcast will be available following the call.

About Net Power

Net Power (NYSE: NPWR) is an energy technology and project development company focused on delivering low-carbon gas power solutions. Founded in 2010, our mission is to transform natural gas into the lowest cost form of clean firm power.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of Net Power’s projects, the anticipated demand for Net Power’s projects and the markets in which Net Power operates, the timing of the deployment of plant deliveries, and Net Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which Net Power has no control. These factors, risks and uncertainties include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to the Company and risks related to the Company’s ability to meet its projections; the capital-intensive nature of the Company’s business model, which will likely require Net Power to raise additional capital in the future; the ability of the Company to effectively secure licenses for third-party PCC technology and to integrate such technology in its projects; barriers the Company may face in its attempts to deploy and commercialize its technology; the complexity of the machinery the Company relies on for its operations and development, including Entropy’s PCC technology; the Company’s ability to adequately control or accurately predict the costs associated with its projects; barriers that the Company may face in its attempts to deploy projects; the complexity of the machinery the Company relies on for its operations and development; potential changes and/or delays in site selection and construction that result from regulatory, logistical, and financing challenges; the Company’s ability to establish and maintain supply relationships; risks related to strategic investors and partners, including potential conflicts of interests between the Company and such investors and partners; the Company’s ability to successfully commercialize its operations; the lack of federal support for clean energy technology by the Trump administration; the availability and cost of technological components and raw materials for its projects; the impact of potential delays in discovering manufacturing and construction issues; the ability of Net Power’s commercial plants to efficiently provide net power output; the impact of public perception of fossil fuel-derived energy on the Company’s business; any political or other disruptions in gas producing nations; the Company’s ability to protect its intellectual property and the intellectual property it licenses; risks relating to data privacy and cybersecurity, including the potential for cyberattacks or security incidents that could disrupt our or our service providers’ operations; current and potential litigation that has been and may be instituted against the Company; and; and other risks and uncertainties described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Net Power’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Net Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Net Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:

investors@netpower.com

Media Contact:

media@netpower.com